Exhibit 99.1

Air Lease Corporation Announces Third Quarter 2020 Results

Los Angeles, California, November 9, 2020 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three and nine months ended September 30, 2020.

“In spite of the difficulties facing the airline industry, ALC produced a solid quarter in terms of operating results, aircraft placements and lease collections. We have a diversified customer base, a young fleet and a strong balance sheet that makes us well-equipped to withstand current and forecasted headwinds. We are working closely with our airline customers around the world and our major suppliers to get through this period of industry stress,” said John L. Plueger, Chief Executive Officer and President.

“To successfully emerge from the downturn and prosper in the years beyond, airlines will need new aircraft, like those in our fleet; concurrently, fewer financing options are available to airlines, which presents ALC with additional business opportunities. We believe in our future, and accordingly our board of directors authorized a share repurchase program of up to $100 million, as well as an increase in our quarterly common stock dividend to $0.16 per share, which represents the 8th increase and 32nd consecutive dividend payment in ALC’s history,” said Steven F. Udvar-Házy, Executive Chairman of the Board.

Third Quarter 2020 Results

●	Revenues:
o	$494 million for the three months ended September 30, 2020, a decrease of 7.0%
o	$1.5 billion for the nine months ended September 30, 2020, an increase of 3.9%
●	Diluted earnings per share:
o	$1.02 for the three months ended September 30, 2020, a decrease of 23.9%
o	$3.46 for the nine months ended September 30, 2020, a decrease of 5.7%
●	Adjusted diluted earnings per share before income taxes:
o	$1.47 for the three months ended September 30, 2020, a decrease of 18.3%
o	$4.77 for the nine months ended September 30, 2020, a decrease of 4.2%
●	Margin:
o	Pre-tax profit margin of 31.0% for the three months ended September 30, 2020, compared to 36.5% for the same period in 2019
o	Adjusted pre-tax profit margin of 33.8% for the three months ended September 30, 2020, compared to 38.4% for the same period in 2019
●	Return on common equity:
o	Pre-tax return on common equity of 12.8% for the trailing twelve months ended September 30, 2020, compared to 14.3% for the trailing twelve months ended September 30, 2019
o	Adjusted pre-tax return on common equity of 13.9% for the trailing twelve months ended September 30, 2020, compared to 15.4% for the trailing twelve months ended September 30, 2019

Third Quarter 2020 Highlights

●	Took delivery of seven aircraft from our orderbook, representing approximately $600 million in aircraft investments. As of September 30, 2020, we owned 308 aircraft in our operating lease portfolio with a net book value of $19.5 billion, a weighted average age of 4.0 years and a weighted average lease term remaining of 6.9 years.
●	Placed 90% of our orderbook on long-term leases for aircraft delivering through 2022.
●	For the three months ended September 30, 2020, we had a collection rate(1) of 86% for our operating lease portfolio and a Lease Utilization Rate(2) of 99.6%.
●	Ended the quarter with $27.2 billion in committed minimum future rental payments consisting of $13.4 billion in contracted minimum rental payments on the aircraft in our existing fleet and $13.8 billion in contracted minimum future rental payments related to aircraft on order.
●	Issued $700.0 million in aggregate principal amount of Medium-Term Notes due 2026 bearing interest at a fixed rate of 2.875%.
●	On November 5, 2020, our board of directors authorized a share repurchase program of up to $100.0 million of our Class A common stock that expires on June 15, 2021.
●	Increased our quarterly cash dividend by approximately 7%, from $0.15 per share to $0.16 per share of our outstanding Class A common stock. The next quarterly dividend of $0.16 per share will be paid on January 6, 2021 to holders of record of our Class A common stock as of December 18, 2020.

Impact of COVID-19

The global pandemic resulting from COVID-19 has had an unprecedented impact and disrupted the operations of our lessees, aircraft manufacturers and suppliers. In response to the COVID-19 pandemic, governments around the world implemented numerous measures to try to contain the virus, including travel restrictions. Although some of these measures have been lifted or scaled back, a recent resurgence of COVID-19 in certain parts of the world, including the United States and parts of Europe, has resulted in the re-imposition of certain restrictions and may lead to more restrictions to reduce the spread of COVID-19. It is unclear how long and to what extent these measures will remain in place and they may remain in place in some form for an extended period of time. The impact of the COVID-19 pandemic to our business include, among other things, the following:

●	As of November 9, 2020, most of our lessees have requested some form of accommodation. We evaluate such requests on a case-by-case basis and have agreed to accommodations with approximately 58% of our lessees. Generally, these accommodations have been in the form of partial lease deferrals for payments due during the first three quarters of 2020, typically with a short-term repayment period. The majority of the deferrals are to be repaid within 12 months from the date the deferrals were granted, and in many cases, include lease extensions. Through November 9, 2020, we have agreed to defer approximately $201.5 million in lease payments, of which $59.8 million or 30% of the total deferrals have been repaid. These lease deferrals have negatively impacted our cash flow provided by operating activities but only represented approximately 3% of our total available liquidity as of September 30, 2020.
●	Our collection rate for the three and nine months ended September 30, 2020 was 86% and 89%, respectively. We expect that our collection rate will remain under pressure because of the impact of COVID-19. We did not recognize rental revenue of $25.3 million during the quarter because collection was not reasonably assured with certain lessees. Aircraft on lease with these lessees represented approximately 6.6% of our fleet by net book value as of September 30, 2020.
●	Our Lease Utilization Rate for the three months ended September 30, 2020 and June 30, 2020 was 99.6%.
●	While we have planned our capital expenditures for the remainder of 2020 and beyond based on currently expected delivery schedules, given the current industry circumstances, our aircraft delivery schedule could continue to be subject to material changes. In any case, our capital expenditures will be significantly less than what we planned prior to the pandemic, which will slow our revenue growth, but will further improve our strong liquidity position. As a result of these delivery delays, we also anticipate reduced sales activity.
●	Some transitions of the Company’s aircraft from one lessee to another lessee have been delayed. As a result of travel restrictions and other impacts from COVID-19, we expect some challenges when transitioning, acquiring or selling aircraft.
●	COVID-19 has caused disruption in the financial markets and volatility and uncertainty in the bond market, but we accessed the unsecured bond market in the second and third quarters of 2020 and believe that we will continue to have access to such unsecured debt markets. In response, we maintain a significant liquidity position, with $7.2 billion in available liquidity.

Given the dynamic nature of this situation, we cannot reasonably estimate the impacts of COVID-19 on our business, results of operations and financial condition for the foreseeable future.

(1)	Collection rate is defined as the sum of cash collected from lease rentals and maintenance reserves, and includes cash recovered from outstanding receivables from previous periods, as a percentage of the total contracted receivables due for the period. The collection rate is calculated after giving effect to lease deferral arrangements made as of November 9, 2020. We define liquidity as unrestricted cash plus the available borrowing capacity under our unsecured committed revolving credit facility.
(2)	The Lease Utilization Rate is calculated based on the number of days each aircraft was subject to a lease or letter of intent during the period, weighted by the net book value of the aircraft.

The following table summarizes our operating results for the three and nine months ended September 30, 2020 and 2019 (in thousands, except per share amounts and percentages):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020	2019	$ change	% change	2020	2019	$ change	% change
Revenues	$493,601	$530,902	$(37,301)	(7.0)%	$1,526,337	$1,468,348	$57,989	3.9%
Income before taxes	$153,255	$193,787	$(40,532)	(20.9)%	$508,857	$529,267	$(20,410)	(3.9)%
Net income available to common stockholders	$116,552	$151,943	$(35,391)	(23.3)%	$393,640	$414,071	$(20,431)	(4.9)%
Adjusted net income before income taxes(1)	$166,946	$203,918	$(36,972)	(18.1)%	$543,942	$562,416	$(18,474)	(3.3)%
Diluted earnings per share	$1.02	$1.34	$(0.32)	(23.9)%	$3.46	$3.67	$(0.21)	(5.7)%
Adjusted diluted earnings per share before income taxes(1)	$1.47	$1.80	$(0.33)	(18.3)%	$4.77	$4.98	$(0.21)	(4.2)%

(1)	Adjusted net income before income taxes and adjusted diluted earnings per share before income taxes have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Income included in this earnings release for a discussion of the non-GAAP measures adjusted net income before income taxes and adjusted diluted earnings per share before income taxes and a reconciliation to their most comparable GAAP financial measures.

Flight Equipment Portfolio

Our owned fleet grew by 4.3% to a net book value of $19.5 billion as of September 30, 2020 compared to $18.7 billion as of December 31, 2019. As of September 30, 2020, our fleet was comprised of 308 aircraft in our operating lease portfolio, a weighted-average age and a weighted-average remaining lease term of 4.0 years and 6.9 years, respectively, and 81 managed aircraft. As of September 30, 2020, we had a globally diversified customer base of 107 airlines in 61 countries.

During the quarter ended September 30, 2020, we took delivery of seven aircraft from our orderbook and sold one aircraft, ending the quarter with 308 owned aircraft in our operating lease portfolio. Approximately 73% of the net book value of our fleet were leased to flag carriers or airlines that have some form of governmental ownership.

The following table summarizes the key portfolio metrics of our flight equipment subject to operating lease as of September 30, 2020 and December 31, 2019:

	September 30, 2020		December 31, 2019
Aggregate fleet net book value	$19.5	billion	$18.7	billion
Weighted-average fleet age(1)	4.0	years	3.5	years
Weighted-average remaining lease term(1)	6.9	years	7.2	years

Owned fleet(2)	308		292
Managed fleet(2)	81		83
Aircraft on order	372		413
Aircraft purchase options(3)	25		70
Total	786		858

Current fleet contracted rentals	$13.4	billion	$14.1	billion
Committed fleet rentals	$13.8	billion	$15.0	billion
Total committed rentals	$27.2	billion	$29.1	billion

(1)	Weighted-average fleet age and remaining lease term calculated based on net book value.
(2)	As of September 30, 2020 we did not have any aircraft classified as flight equipment held for sale. As of December 31, 2019 we had eight aircraft classified as flight equipment held for sale which are included in Other assets on the Consolidated Balance Sheet. All of these aircraft are excluded from the owned fleet count and included in our managed fleet count.
(3)	As of September 30, 2020, we had options to acquire up to 25 Airbus A220 aircraft. As of December 31, 2019, we had options to acquire up to 45 Boeing 737-8 MAX aircraft, that have since expired without being exercised, and up to 25 Airbus A220 aircraft.

The following table details the regional concentration of our flight equipment subject to operating leases:

	September 30, 2020	December 31, 2019
Region	% of Net Book Value	% of Net Book Value
Europe	31.1%	29.0%
Asia (excluding China)	27.5%	26.7%
China	14.3%	15.7%
The Middle East and Africa	11.9%	12.0%
Central America, South America and Mexico	5.6%	6.0%
Pacific, Australia and New Zealand	4.9%	5.3%
U.S. and Canada	4.7%	5.3%
Total	100.0%	100.0%

The following table details the composition of our flight equipment subject to operating leases by aircraft type:

	September 30, 2020		December 31, 2019
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A319-100	1	0.3%	1	0.3%
Airbus A320-200	21	6.8%	21	7.2%
Airbus A320-200neo	17	5.5%	13	4.5%
Airbus A321-200	28	9.1%	28	9.6%
Airbus A321-200neo	43	14.0%	35	12.0%
Airbus A330-200	13	4.2%	12	4.1%
Airbus A330-300	8	2.6%	7	2.4%
Airbus A330-900neo	7	2.3%	7	2.4%
Airbus A350-900	11	3.6%	10	3.4%
Airbus A350-1000	1	0.3%	—	—%
Boeing 737-700	4	1.3%	4	1.4%
Boeing 737-800	84	27.3%	85	29.1%
Boeing 737-8 MAX	15	4.9%	15	5.1%
Boeing 767-300ER	—	—%	1	0.3%
Boeing 777-200ER	1	0.3%	1	0.3%
Boeing 777-300ER	24	7.8%	24	8.2%
Boeing 787-9	23	7.5%	23	8.0%
Boeing 787-10	6	1.9%	4	1.4%
Embraer E190	1	0.3%	1	0.3%
Total	308	100.0%	292	100.0%

Debt Financing Activities

We ended the third quarter of 2020 with total debt financing, net of discounts and issuance costs, of $15.2 billion, resulting in a debt to equity ratio of 2.54:1.

Our debt financing was comprised of unsecured debt of $15.0 billion representing 97.9% of our debt portfolio as of September 30, 2020 as compared to 96.6% as of December 31, 2019. Our fixed rate debt represented 91.4% of our debt portfolio as of September 30, 2020 as compared to 88.4% as of December 31, 2019. Our composite cost of funds decreased to 3.13% as of September 30, 2020 as compared to 3.34% as of December 31, 2019.

During the three months ended September 30, 2020, we issued $700.0 million of Medium-Term Notes due 2026 at a fixed rate of 2.875%.

Our debt financing was comprised of the following at September 30, 2020 and December 31, 2019 (dollars in thousands):

	September 30, 2020	December 31, 2019
Unsecured
Senior notes	$14,069,115	$12,357,811
Term financings	967,000	883,050
Revolving credit facility	—	20,000
Total unsecured debt financing	15,036,115	13,260,861
Secured
Term financings	289,207	428,824
Export credit financing	26,619	31,610
Total secured debt financing	315,826	460,434

Total debt financing	15,351,941	13,721,295
Less: Debt discounts and issuance costs	(171,796)	(142,429)
Debt financing, net of discounts and issuance costs	$15,180,145	$13,578,866
Selected interest rates and ratios:
Composite interest rate(1)	3.13%	3.34%
Composite interest rate on fixed-rate debt(1)	3.29%	3.39%
Percentage of total debt at fixed-rate	91.35%	88.40%

(1)	This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call

In connection with this earnings release, Air Lease Corporation will host a conference call on November 9, 2020 at 4:30 PM Eastern Time to discuss the Company's financial results for the third quarter of 2020.

Investors can participate in the conference call by dialing (855) 308-8321 domestic or (330) 863-3465 international. The passcode for the call is 7253138.

The conference call will also be broadcast live through a link on the Investor Relations page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investor Relations page of the Air Lease Corporation website.

For your convenience, the conference call can be replayed in its entirety beginning at 7:30 PM ET on November 9, 2020 until 7:30 PM ET on November 16, 2020. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 domestic or (404) 537-3406 international and enter passcode 7253138.

About Air Lease Corporation (NYSE: AL)

Air Lease Corporation is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. ALC routinely posts information that may be important to investors in the "Investors" section of ALC's website at www.airleasecorp.com. Investors and potential investors are encouraged to consult the ALC website regularly for important information about ALC. The information contained on, or that may be accessed through, ALC's website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:

Mary Liz DePalma
Vice President, Investor Relations
Email: investors@airleasecorp.com

Jason Arnold
Assistant Vice President, Finance
Email: investors@airleasecorp.com

Media:

Laura Woeste
Senior Manager, Media and Investor Relations
Email: press@airleasecorp.com

Ashley Arnold
Manager, Media and Investor Relations
Email: press@airleasecorp.com

Forward-Looking Statements

Statements in this press release that are not historical facts are hereby identified as “forward-looking statements,” including any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements, including as a result of the following factors, among others:

●	the extent to which the coronavirus (“COVID-19”) pandemic and measures taken to contain its spread ultimately impact our business, results of operation and financial condition;
●	our inability to obtain additional financing on favorable terms, if required, to complete the acquisition of sufficient aircraft as currently contemplated or to fund the operations and growth of our business;
●	our inability to obtain refinancing prior to the time our debt matures;
●	our inability to make acquisitions of, or lease, aircraft on favorable terms;
●	our inability to sell aircraft on favorable terms or to predict the timing of such sales;
●	impaired financial condition and liquidity of our lessees;
●	changes in overall demand for commercial aircraft leasing and aircraft management services;
●	deterioration of economic conditions in the commercial aviation industry generally;
●	potential natural disasters and terrorist attacks and the amount of our insurance coverage, if any, relating thereto;
●	increased maintenance, operating or other expenses or changes in the timing thereof;
●	changes in the regulatory environment, including tariffs and other restrictions on trade;
●	our inability to effectively oversee our managed fleet;
●	the failure of any manufacturer to meet its contractual aircraft delivery obligations to us, including or as a result of technical or other difficulties with aircraft before or after delivery, resulting in our inability to deliver the aircraft to our lessees;
●	other factors affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, including natural disasters, pandemics (such as COVID-19) and measures taken to contain its spread, and governmental actions; and
●	the factors discussed under “Part I – Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2019, “Part II – Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and other SEC filings, including future SEC filings.

The factors noted above and the risks included in our other SEC filings may be increased or intensified as a result of the COVID-19 pandemic, including as a result of the recent resurgence of the COVID-19 virus in certain parts of the world, including the United States and parts of Europe, and any future resurgences of the virus. The extent to which the COVID-19 pandemic ultimately impacts our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. See the risk factor in “Part II — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, “The coronavirus (COVID-19) pandemic and related efforts to mitigate the pandemic have impacted our business, and the extent to which the COVID-19 pandemic and measures taken to contain its spread ultimately impact our business will depend on future developments, which are highly uncertain and are difficult to predict.” All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value amounts)

	September 30, 2020	December 31, 2019
	(unaudited)
Assets
Cash and cash equivalents	$1,238,569	$317,488
Restricted cash	23,568	20,573
Flight equipment subject to operating leases	22,671,435	21,286,154
Less accumulated depreciation	(3,154,939)	(2,581,817)
	19,516,496	18,704,337
Deposits on flight equipment purchases	1,634,152	1,564,188
Other assets	1,191,980	1,102,569
Total assets	$23,604,765	$21,709,155
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$401,443	$516,497
Debt financing, net of discounts and issuance costs	15,180,145	13,578,866
Security deposits and maintenance reserves on flight equipment leases	1,054,757	1,097,061
Rentals received in advance	140,228	143,692
Deferred tax liability	850,869	749,495
Total liabilities	$17,627,442	$16,085,611
Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; 10,000,000 shares of 6.150% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A (aggregate liquidation preference of $250,000) issued and outstanding at September 30, 2020 and December 31, 2019, respectively	100	100
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 113,778,906 and 113,350,267 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	1,138	1,134
Class B non-voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	2,788,490	2,777,601
Retained earnings	3,188,566	2,846,106
Accumulated other comprehensive loss	(971)	(1,397)
Total shareholders’ equity	$5,977,323	$5,623,544
Total liabilities and shareholders’ equity	$23,604,765	$21,709,155

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

	(unaudited)
Revenues
Rental of flight equipment	$468,443	$492,869	$1,462,999	$1,412,478
Aircraft sales, trading and other	25,158	38,033	63,338	55,870
Total revenues	493,601	530,902	1,526,337	1,468,348

Expenses
Interest	107,519	104,637	317,753	290,681
Amortization of debt discounts and issuance costs	10,899	9,078	31,660	26,330
Interest expense	118,418	113,715	349,413	317,011

Depreciation of flight equipment	195,054	183,788	577,969	514,948
Selling, general and administrative	20,239	34,715	75,142	92,188
Stock-based compensation	6,635	4,897	14,956	14,934
Total expenses	340,346	337,115	1,017,480	939,081

Income before taxes	153,255	193,787	508,857	529,267
Income tax expense	(32,860)	(38,000)	(103,686)	(107,081)
Net income	$120,395	$155,787	$405,171	$422,186
Preferred stock dividends	(3,843)	(3,844)	(11,531)	(8,115)
Net income available to common stockholders	$116,552	$151,943	$393,640	$414,071

Earnings per share of common stock
Basic	$1.02	$1.36	$3.46	$3.71
Diluted	$1.02	$1.34	$3.46	$3.67
Weighted-average shares outstanding
Basic	113,778,533	112,133,556	113,647,585	111,511,960
Diluted	113,951,102	113,263,396	113,928,775	112,837,526

Other financial data
Pre-tax profit margin	31.0%	36.5%	33.3%	36.0%
Adjusted net income before income taxes(1)	$166,946	$203,918	$543,942	$562,416
Adjusted pre-tax profit margin(1)	33.8%	38.4%	35.6%	38.3%
Adjusted diluted earnings per share before income taxes(1)	$1.47	$1.80	$4.77	$4.98
Pre-tax return on common equity (trailing twelve months)	12.8%	14.3%	12.8%	14.3%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	13.9%	15.4%	13.9%	15.4%

(1)

Adjusted net income before income taxes (defined as net income available to common stockholders excluding the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items), adjusted pre-tax profit margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders' equity) are measures of operating performance that are not

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

defined by GAAP and should not be considered as an alternative to net income available to common stockholders, pre-tax profit margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following tables show the reconciliation of net income available to common stockholders to adjusted net income before income taxes and adjusted pre-tax profit margin (in thousands, except percentages):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

	(unaudited)
Reconciliation of net income available to common stockholders to adjusted net income before income taxes and adjusted pre-tax profit margin:
Net income available to common stockholders	$116,552	$151,943	$393,640	$414,071
Amortization of debt discounts and issuance costs	10,899	9,078	31,660	26,330
Stock-based compensation	6,635	4,897	14,956	14,934
Provision for income taxes	32,860	38,000	103,686	107,081
Adjusted net income before income taxes	$166,946	$203,918	$543,942	$562,416

Total revenues	$493,601	$530,902	$1,526,337	$1,468,348
Adjusted pre-tax profit margin(1)	33.8%	38.4%	35.6%	38.3%

(1)	Adjusted pre-tax profit margin is adjusted net income before income taxes divided by total revenues.

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of net income available to common stockholders to adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

	(unaudited)
Reconciliation of net income available to common stockholders to adjusted diluted earnings per share before income taxes:
Net income available to common stockholders	$116,552	$151,943	$393,640	$414,071
Amortization of debt discounts and issuance costs	10,899	9,078	31,660	26,330
Stock-based compensation	6,635	4,897	14,956	14,934
Provision for income taxes	32,860	38,000	103,686	107,081
Adjusted net income before income taxes	$166,946	$203,918	$543,942	$562,416
Weighted-average diluted common shares outstanding	113,951,102	113,263,396	113,928,775	112,837,526
Adjusted diluted earnings per share before income taxes	$1.47	$1.80	$4.77	$4.98

The following table shows the reconciliation of net income available to common stockholders to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended September 30,
	2020	2019

	(unaudited)
Reconciliation of net income available to common stockholders to adjusted pre-tax return on common equity:
Net income available to common stockholders	$554,732	$552,470
Amortization of debt discounts and issuance costs	42,021	34,805
Stock-based compensation	20,767	19,247
Provision for income taxes	145,169	140,710
Adjusted net income before income taxes	$762,689	$747,232

Common shareholders' equity as of the beginning of the period	$5,212,173	$4,478,918
Common shareholders' equity as of the end of the period	$5,727,323	$5,212,173
Average common shareholders' equity	$5,469,748	$4,845,546

Adjusted pre-tax return on common equity	13.9%	15.4%

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2020	2019

	(unaudited)
Operating Activities
Net income	$405,171	$422,186
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	577,969	514,948
Stock-based compensation	14,956	14,934
Deferred taxes	101,285	97,566
Amortization of debt discounts and issuance costs	31,660	26,330
Amortization of prepaid lease costs	32,142	24,190
Gain on aircraft sales, trading and other activity	(27,281)	(45,123)
Changes in operating assets and liabilities:
Other assets	(330,804)	(149,740)
Accrued interest and other payables	(84,045)	51,156
Rentals received in advance	(3,464)	15,109
Net cash provided by operating activities	717,589	971,556
Investing Activities
Acquisition of flight equipment under operating lease	(777,410)	(3,021,758)
Payments for deposits on flight equipment purchases	(581,054)	(727,982)
Proceeds from aircraft sales, trading and other activity	151,131	426,382
Acquisition of aircraft furnishings, equipment and other assets	(142,866)	(236,847)
Net cash used in investing activities	(1,350,199)	(3,560,205)
Financing Activities
Issuance of common stock upon exercise of options	4,556	31,823
Cash dividends paid on Class A common stock	(51,116)	(43,383)
Preferred dividends paid	(11,531)	(8,115)
Tax withholdings on stock-based compensation	(8,618)	(4,089)
Net change in unsecured revolving facility	(20,000)	8,000
Proceeds from debt financings	3,074,665	3,135,918
Payments in reduction of debt financings	(1,457,740)	(947,837)
Net proceeds from preferred stock issuance	—	242,139
Debt issuance costs	(5,692)	(9,443)
Security deposits and maintenance reserve receipts	91,337	230,966
Security deposits and maintenance reserve disbursements	(59,175)	(33,905)
Net cash provided by financing activities	1,556,686	2,602,074
Net increase in cash	924,076	13,425
Cash, cash equivalents and restricted cash at beginning of period	338,061	322,998
Cash, cash equivalents and restricted cash at end of period	$1,262,137	$336,423
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $39,960 and $46,314 at September 30, 2020 and 2019, respectively	$371,947	$358,237
Cash paid for income taxes	$29,696	$9,515
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment	$575,958	$1,161,573
Cash dividends declared on common stock, not yet paid	$17,068	$14,644